As filed with the Securities and Exchange Commission on May 12, 2006

Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fortune Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	520 Lake Cook Road Deerfield, Illinois 60015 (847) 484-4400	13-3295276
(State of other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)	(I.R.S. Employer Identification No.)

MARK A. ROCHE, Esq.

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Fortune Brands, Inc.

520 Lake Cook Road, Deerfield, Illinois 60015

(847) 484-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

GREGORY J. BYNAN, Esq.

Winston & Strawn LLP

35 West Wacker Drive, Chicago, Illinois 60601

(312) 558-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Aggregate Offering Price/ Amount of Registration Fee (1)
Debt Securities
Common Stock, $3.125 par value per share
Preferred Stock, without par value
Warrants

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Warrants To Purchase Debt Securities

Warrants To Purchase Common Stock

Warrants To Purchase Preferred Stock

This prospectus describes some of the general terms that may apply to securities that we may issue and sell at various times. Please note that:

•	Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities.

•	You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

•	We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in an applicable prospectus supplement or other offering material. We may also sell securities directly to investors.

Our common stock is listed on the New York Stock Exchange under the symbol “FO.” Any common stock that we may sell pursuant to this prospectus will be listed on the New York Stock Exchange upon official notice of issuance.

Neither the Securities and Exchange Commission nor other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2006.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of each of those documents. As used in this prospectus the terms the “Company,” “Fortune Brands,” “we,” “us,” and “our” may, depending upon the context, refer to Fortune Brands, Inc., our consolidated subsidiaries, or to all of them taken as a whole.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any applicable pricing supplement (collectively, a “supplement”) may also add, update or change information contained in this prospectus. In addition, we may include a description of the risks related to an investment in the securities described in an applicable supplement. Before making an investment decision, you should read both this prospectus and any supplement together with the additional information described under the heading “Where You Can Find More Information”.

FORTUNE BRANDS, INC.

We are a holding company with subsidiaries engaged in the manufacture, production and sale of home and hardware products, spirits and wine and golf products.

We are a legal entity separate and distinct from our subsidiaries. Our rights and the rights of our creditors (including holders of debt securities) and stockholders to participate in any distribution of the assets or earnings of any subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that our claims as a creditor of our subsidiaries may be recognized. Our claims may be subordinate to certain claims of others. Our principal source of unconsolidated revenues and funds is dividends and other payments from our subsidiaries. Our principal subsidiaries currently are not limited by long-term debt or other agreements in their abilities to pay cash dividends or to make other distributions with respect to their capital stock or other payments to us.

Our principal executive offices are currently located at 520 Lake Cook Road, Deerfield, Illinois 60015 and our telephone number is (847) 484-4400.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges and our ratio of combined earnings to fixed charges and preferred stock dividends, in each case for each of the periods indicated.

	Years Ended December 31,					Three Months Ended March 31, 2006
	2001	2002	2003	2004	2005
Ratio of Earnings to Fixed Charges	6.00	8.93	10.13	10.19	5.91	3.84
Ratio of Combined Earnings to Fixed Charges and Preferred Dividends	5.96	8.86	10.05	10.14	5.90	3.83

For the purpose of computing the ratio of earnings to fixed charges, earnings means:

•	income (loss) from continuing operations before income taxes and minority interest and extraordinary items;

•	plus fixed charges;

•	less capitalized interest; and

•	less income (loss) of equity investees.

Fixed charges means the sum of the following:

•	interest expense (including capitalized interest) on all indebtedness;

•	amortization of debt discount and expense; and

•	that portion of rental expense which we believe to be representative of an interest factor.

For the purpose of computing the ratio of combined earnings to fixed charges and preferred dividends, combined earnings means earnings less preferred dividend requirements.

Fixed charges and preferred dividends means fixed charges plus preferred dividend requirements.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities offered by this prospectus and any prospectus supplements for general corporate purposes, unless we specify otherwise in an applicable prospectus supplement or other offering material. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures or the financing of possible acquisitions.

DESCRIPTION OF DEBT SECURITIES

Each prospectus supplement or other offering material will state the particular terms of the debt securities it covers.

We will issue debt securities in one or more series under an indenture dated as of April 15, 1999 between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. The indenture may be supplemented from time to time. We have filed a copy of the indenture as an exhibit to the registration statement. In addition to the following summary, you should refer to the specific terms of the indenture for more detailed information. Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, such provisions are incorporated by reference in our summary, which is qualified by such reference.

Determination of Terms

The indenture does not limit the amount of securities we may issue. Debt securities may be issued in one or more series as we may authorize at various times. (Section 3.01). An applicable prospectus supplement or other offering material relating to the particular series of debt securities we are offering will specify the amounts, prices and terms of those debt securities.

The debt securities will be our direct, unsecured and unsubordinated obligations. The debt securities will rank equally with any of our other unsecured and unsubordinated obligations for borrowed money.

The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under “Certain Covenants”.

Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described in the indenture, there are no covenants or other provisions which may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

We will describe the restrictions, elections, tax consequences, specific terms and other information relating to any debt securities denominated in a foreign currency or composite currency in a prospectus supplement or other offering material.

We will describe the Federal income tax consequences and other special considerations applicable to any debt securities issued as original issue discount securities in a prospectus supplement or other offering material. Original issue discount securities are securities which bear no interest or interest at a rate which at the time of issuance is below market rates.

Form, Denominations, Exchange and Transfer

Unless otherwise provided in an applicable prospectus supplement or other offering material, we will issue the debt securities in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise provided in an applicable prospectus supplement or other offering material, interest coupons will be attached to bearer securities. (Section 2.01). The indenture also provides that we may issue debt securities of a series in temporary or permanent global form. (Section 3.01).

Unless we specify otherwise in an applicable prospectus supplement or other offering material, we will issue registered securities in denominations of multiples of $1,000 and bearer securities in denominations of $1,000 or $10,000. (Section 3.02). We will issue debt securities denominated in a foreign currency or in a composite currency in the denominations we specify in an applicable prospectus supplement or other offering material.

You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in an applicable prospectus supplement or other offering material. This may be done without service charge but we may require payment of related taxes or other governmental charges. (Section 3.05). Bearer securities and the attached coupons will be transferable by delivery.

In connection with their sale during the “restricted period” as defined in Section 1.163-5(c)(2)(i)(D)(7) of U.S. Treasury regulations, bearer securities may not be delivered within the U.S. or its possessions and may be delivered only upon certification as to the beneficial ownership of the bearer securities. “Restricted period” generally means the first 40 days after the closing date for the sale of the debt securities or, with respect to unsold allotments, until the debt securities are sold. In the case of debt securities issuable on exercise of debt warrants, “restricted period” means the first 40 days after the date of exercise of such debt warrants. See “Limitations on Issuance of Bearer Debt Securities and Bearer Debt Warrants”.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before (i) the day the relevant notice of redemption is mailed and ending at the close of business on the day of such mailing if debt securities of the series are issuable only as registered securities; and (ii) the day the relevant notice of redemption is first published if debt securities of the series are issuable only as bearer securities, or, if earlier, and if debt securities of the series are also issuable as registered securities and there is no publication, the day of mailing of the relevant notice of redemption, and in either case, ending at the close of business on the date of such publication or mailing;

•	register the transfer or exchange of any portion of a registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

Payment and Paying Agents

Unless we indicate otherwise in an applicable prospectus supplement or other offering material, we will pay principal of and any premium and any interest on registered securities at the office of the paying agent or paying agents as we may designate at various times. However, at our option, we may make interest payments on registered securities by check mailed to the address, as it appears on the security register, of the person entitled to the payments. Unless we specify otherwise in an applicable prospectus supplement or other offering material, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the record date for such interest. (Sections 3.07 and 10.02).

Unless we indicate otherwise in an applicable prospectus supplement or other offering material, we will pay principal, any premium and any interest on bearer securities, subject to any applicable laws and regulations, at the offices of those paying agents outside the U.S. that we may designate at various times. However, at our option, we may make interest payments by check or by transfer to an account maintained by the payee with a bank located outside the U.S. (Sections 3.07 and 10.02). Unless we indicate otherwise in an applicable prospectus supplement or other offering material, we will pay any interest on bearer securities on any interest payment date only upon presentation and surrender of the coupon relating to the interest payment date. (Section 10.01). We will not pay principal, any premium or any interest for any bearer security at any paying agency maintained by us in the U.S. or by check mailed to any address in the U.S. or by transfer to an account maintained with a bank located in the U.S. except as may be permitted without detriment to us under U.S. tax laws and regulations in effect at the time of such payment. Notwithstanding the foregoing,

•	any payment in respect of bearer securities to be made in U.S. dollars may be made at the office of a paying agent in the U.S. if payment at all paying agencies outside the U.S. is illegal or effectively precluded by exchange controls or other similar restrictions, and

•	any payment in respect of bearer securities to be made in a foreign currency or composite currency may be made at the office of a paying agent in the U.S. in U.S. dollars in an amount equal to the sum otherwise due in such foreign currency or composite currency as converted into U.S. dollars at the rate of exchange as set forth in the indenture if payment at all paying agencies outside the U.S. in such foreign currency or composite currency and in U.S. dollars in such amount is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.02).

We will name the paying agents outside the U.S. initially appointed by us for a series of debt securities in an applicable prospectus supplement or other offering material. We may terminate the appointment of any of the paying agents at various times, but we will maintain in the Borough of Manhattan, The City of New York, at least one paying agency where the registered securities of each series may be presented for payment. We will maintain one or more paying agencies in a city or cities located outside the U.S. (including any city in which a paying agency is required to be maintained under the rules of any stock exchange on which the debt securities of such series are listed) where the bearer securities may be presented for payment. (Section 10.02).

All monies we pay to a paying agent for the payment of principal of, any premium or any interest on any debt securities that remain unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities or coupon will look only to us for payment. (Section 10.03).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary identified in an applicable prospectus supplement or other offering material. Registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a registered global security may not be transferred or exchanged except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor depositary and except in the circumstances described in an applicable prospectus supplement or other offering material. (Section 3.05).

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities in an applicable prospectus supplement or other offering material. We anticipate that the following provisions will generally apply to depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to institutions that have accounts with the depositary, and to persons that may hold interests through institutions. Such institutions are often referred to as “participants” of the depositary. For interests of participants, ownership of beneficial interests in the registered global security will be shown on the records maintained by the applicable depositary. For interests of persons other than participants, ownership of beneficial interests in the registered global security will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

We expect that upon the issuance of a registered global security, and the deposit of the registered global security with or on behalf of the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the registered global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters or agents engaging in the distribution of such debt securities or by us if those debt securities are offered and sold directly by us.

Unless we specify otherwise in an applicable prospectus supplement or other offering material, payment of principal of and premium, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee, nor any agents will be responsible for any aspect of the depositary’s records or any participant’s records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents will be responsible or liable for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment of principal of or any premium or any interest on any registered global security, immediately will credit, on its book-entry registration and transfer system, the participant’s accounts with the payments. Those payments will be credited in amounts proportionate to the respective beneficial interests of the participants in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for customer accounts in bearer form or registered in “street name”. Those payments will be the sole responsibility of those participants.

Except as otherwise set forth in an applicable prospectus supplement or other offering material, we will issue certificated debt securities in exchange for each registered global security only if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the registered global security or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor of the depositary within 90 calendar days;

•	we determine that the registered global security shall be exchangeable for definitive debt securities in registered form; or

•	an Event of Default (as defined below under “Defaults and Certain Rights on Default”) for the debt securities represented by such registered global security has occurred and is continuing.

Any registered global security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $100,000 and any larger amount that is an integral multiple of $1,000. Such definitive debt securities will be registered in the name or names of the owners of such person or persons as the depositary shall instruct the trustee. It is expected that the instructions may be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the registered global security.

Unless we specify otherwise in an applicable prospectus supplement or other offering material and except as provided above, owners of beneficial interests in the registered global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders for any purpose under the indenture. No registered global security representing debt securities will be exchangeable except for another permanent registered global security of like denomination and tenor to be registered in the name of the depositary or its nominee. Each person owning a beneficial interest in the registered global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a registered global security.

The indenture permits the depositary, as a holder, to authorize participants as its agents to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in the registered global security desires to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to make, give or take such action. The participants would authorize beneficial owners owning through them to make, give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We may also issue the debt securities of a series in whole or in part in the form of one or more bearer global securities that we will deposit with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and with a common depositary for Clearstream, or with a nominee for such common depositary, identified in an applicable prospectus supplement or other offering material. We may issue the bearer global securities in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities, will be described in an applicable prospectus supplement or other offering material. See “Limitations on Issuance of Bearer Debt Securities and Bearer Debt Warrants”.

Convertible Debt Securities

The terms and conditions upon which any convertible debt securities of a series may be converted into shares of common stock, including the initial conversion price or rate and the conversion period, and other provisions, will be set forth in a prospectus supplement or other offering material. See “Description of Capital Stock”.

Certain Covenants

Definitions. The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture:

•	“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as set forth in our consolidated balance sheet after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

•	“Funded Debt” includes: (1) indebtedness for borrowed money maturing more than one year from the date of creation or extension thereof, (2) guarantees of funded debt or of dividends, other than guarantees arising in connection with the sale or pledge of customers’ paper or otherwise arising in the ordinary course of business and (3) any funded debt secured by a mortgage on our property or any Restricted Subsidiary whether or not assumed.

•	“Restricted Subsidiary” is defined to exclude a Subsidiary organized under foreign laws or operating outside the U.S., a Subsidiary involved primarily in the business of finance, banking, credit, leasing, insurance, financial services, real estate, petroleum or gas, transportation or overseas financing, and Subsidiaries of the foregoing. A Subsidiary required to be disposed of by court order and determined by our board of directors not to be a Restricted Subsidiary is also excluded from the definition of Restricted Subsidiary.

•	“Secured Debt” includes indebtedness for money borrowed secured by a mortgage upon any of our assets or a Restricted Subsidiary; “mortgage” includes any mortgage, pledge or security interest.

•	“Subsidiary” is defined as any corporation of which we or any one or more Subsidiaries directly or indirectly own outstanding stock having voting power sufficient to elect, under ordinary circumstances, a majority of the directors. (Section 1.01).

Restrictions on Secured Debt. The indenture provides that, except as described below, neither we nor any Restricted Subsidiary may incur any Secured Debt without securing the debt securities, and, if we so elect, any indebtedness ranking equally with the debt securities, equally and ratably with, or prior to, such Secured Debt. This restriction does not apply to indebtedness secured by:

•	mortgages existing at the time a corporation becomes a Restricted Subsidiary;

•	mortgages assumed in connection with a merger with, or an acquisition of substantially all of the properties of, a corporation, if any such mortgage existed prior to such merger or acquisition and did not apply to any property owned by us or a Restricted Subsidiary immediately prior to such merger or acquisition;

•	mortgages on property existing at the time of acquisition or mortgages on certain property to finance the cost of acquisition, construction or improvement;

•	mortgages securing indebtedness owing to us or a Restricted Subsidiary;

•	mortgages in favor of the U.S. or any State or any instrumentality of either to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	mortgages incurred under industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing.

Notwithstanding the above provisions, we and our Restricted Subsidiaries may incur Secured Debt without equally and ratably securing the debt securities if after giving effect thereto the sum of:

•	the total of all of our Secured Debt and the Secured Debt of Restricted Subsidiaries, except Secured Debt of the types described in the paragraph immediately above as not restricted;

•	the value of all sale and lease back transactions; and

•	the aggregate of all unsecured Funded Debt of Restricted Subsidiaries which, if it were secured debt, would be permitted by this paragraph,

does not exceed 10% of Consolidated Net Tangible Assets. (Section 10.06).

Restrictions on Borrowing by Restricted Subsidiaries. The indenture provides that Restricted Subsidiaries may not incur any Funded Debt, except:

•	Funded Debt owed to us or a Restricted Subsidiary;

•	Funded Debt which is Secured Debt that could under the preceding paragraphs of “Restrictions on Secured Debt” be incurred without ratably securing the debt securities;

•	unsecured Funded Debt which represents an extension, renewal or refunding of Secured Debt described in the second sentence of the first paragraph of “Restrictions on Secured Debt” above;

•	unsecured Funded Debt, which, if it were Secured Debt, would be permitted by the last paragraph of “Restrictions on Secured Debt” above;

•	existing unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets of, any corporation;

•	unsecured Funded Debt of any corporation existing when it becomes a Restricted Subsidiary;

•	Funded Debt incurred in connection with industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing. (Section 10.05).

Restrictions on Sale and Lease Back Transactions. The indenture provides that neither we nor any Restricted Subsidiary may sell and lease back for periods exceeding five years any major facility owned as of the date of the indenture unless:

•	fair value is received for the facility sold; and

•	an amount equal to the net proceeds of such sale is applied to the retirement of Funded Debt which is not subordinated in right of payment to the debt securities, provided that the amount of such required retirement shall be reduced by:

•	the amount of any Secured Debt which we or such Restricted Subsidiary could then incur under the last paragraph of “Restrictions on Secured Debt” above, and

•	the principal amount of any instruments evidencing Funded Debt, including the debt securities, delivered within 120 days after the sale to the applicable trustee for retirement and cancellation, other than instruments retired by payment at maturity or pursuant to mandatory sinking fund or prepayment provisions. (Section 10.07).

Restrictions on Transfers of Property. Neither we nor any Restricted Subsidiary may transfer or lease any major facility to any Subsidiary not considered a “Restricted Subsidiary” for any of the reasons described in the first sentence of the Restricted Subsidiary definition in the “Definitions” paragraph above. (Section 10.08).

Limitations on Merger

The indenture provides that if we merge or consolidate with or into any other corporation or we transfer substantially all of our assets to any other corporation, and as a result any of our property or the property of a Restricted Subsidiary would become subject to any mortgage, we will simultaneously with or prior to such transaction secure the debt securities by a prior lien on such property. (Section 8.03). If we merge or consolidate with any other corporation or we transfer substantially all of our assets to any other corporation, the successor corporation shall be substituted as obligor under the indenture. (Sections 8.01 and 8.02).

Modification of Indenture

In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder;

•	modifying any right to convert the debt securities for another security to the detriment of the holder;

•	impairing any right of a holder to bring suit for payment;

•	reducing the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default; or

•	making any change to this provision of the indenture. (Section 9.02).

However, if the trustee and we agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Defaults and Certain Rights on Default

An “Event of Default” is defined under the indenture as any of the following:

•	default for 30 days in payment of any interest;

•	default in payment of principal;

•	default for 60 days after notice in performance of any other covenant in the indenture; and

•	certain events of bankruptcy, insolvency, receivership or reorganization.

We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the indenture provides that the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security or indemnity.

Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

The holders may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

Defeasance

The applicable prospectus supplement or other offering material will state if any defeasance provision will apply to the debt securities.

The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any series of debt securities then outstanding (Section 4.03), or (b) to be released from our obligations under most of our restrictive covenants, including those described above under “Certain Covenants” (Section 10.10). We call the first election “legal defeasance” and the second election “covenant defeasance”. To make either election, we must:

•	deposit in trust with the trustee (a) in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations and (b) in the case of debt securities and coupons denominated in a foreign currency, foreign government securities denominated in such foreign currency, which through the payment of principal and interest in accordance with their terms and, together with any additional currency deposited, will provide sufficient money, without reinvestment, to repay in full those debt securities; and

•	deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel is to be based on a ruling of the IRS to such effect, unless we indicate otherwise in an applicable prospectus supplement or other offering material.

Governing Law

The indenture, the debt securities and any coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12).

Concerning the Trustee

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is one of a number of banks with which we maintain ordinary banking relationships and with which we maintain credit facilities. As of the date of this prospectus, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is a trustee under one other indenture under which unsecured debt obligations of ours are outstanding.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation and our by-laws, as amended. This description is not complete and is qualified by reference to the restated certificate of incorporation and the by-laws. We have filed copies of the restated certificate of incorporation and by-laws as exhibits to the registration statement of which this prospectus is a part.

Capital Stock Generally

We have authorized 810 million shares, of which 750 million are common stock, par value $3.125 per share, and 60 million are preferred stock, without par value.

Apart from the $2.67 convertible preferred stock described below under “Outstanding Preferred Stock”, the rights, preferences and limitations of which are set forth in the restated certificate of incorporation, our board of directors is empowered to provide for any series of preferred stock and, in general, to determine the relative rights, preferences and limitations of such series. The restated certificate of incorporation provides that no holder of common stock or preferred stock shall have any preemptive rights.

The outstanding shares of common stock and $2.67 preferred are, and any shares of common stock issued upon conversion of any convertible debt securities will be, validly issued, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors. Holders of common stock are entitled to cast one vote for each share on all matters voted upon by stockholders, except where holders of preferred stock are entitled to vote separately in certain cases. Upon liquidation of Fortune Brands, Inc., holders of common stock are entitled to share equally and ratably in any assets available for distribution to them.

No dividend may be paid or declared on the common stock or any other junior stock, other than a dividend payable in common stock or other junior stock, nor may any shares of common stock or any junior stock be acquired for a consideration by us or any subsidiary, unless all dividends on the $2.67 preferred accrued for all past quarterly dividend periods have been paid and unless, in the case of dividends on the common stock or any other junior stock, the full dividends on the $2.67 preferred for the then current quarterly dividend period have been then paid or declared. Subject to the foregoing, the restated certificate of incorporation does not restrict us from purchasing shares of common stock.

The transfer agent for shares of the common stock is The Bank of New York.

Outstanding Preferred Stock

Holders of $2.67 preferred are entitled to cumulative dividends at an annual rate of $2.67 per share, payable quarterly on the 10th day of March, June, September and December, as and when declared by our board of directors. Holders are also entitled to preference in liquidation of $30.50 per share plus accrued dividends then unpaid and to three-tenths of a vote per share on all matters voted upon by stockholders and have the right to convert each share of $2.67 preferred into 6.205 (6205/1000) shares of common stock. In certain events, the factor for converting the $2.67 preferred into common stock will be adjusted to prevent dilution of the conversion right. Holders of $2.67 preferred are not, except in certain cases, entitled to vote as a class. We may redeem all or any part of the $2.67 preferred at a price of $30.50 per share, plus accrued dividends then unpaid.

Election of Directors, Other Voting Provisions and Related Matters

Pursuant to the restated certificate of incorporation, our board of directors is divided into three classes of directors serving staggered three-year terms. The exact number of directors will be determined from time to time by or pursuant to the by-laws, provided that their number shall not exceed 20. The board of directors is currently comprised of 11 directors. The restated certificate of incorporation also provides a procedure requiring that we receive advance written notice of stockholder nominations of directors.

The restated certificate of incorporation requires, in addition to any affirmative vote required by law, the restated certificate of incorporation or the by-laws, the affirmative vote of two-thirds of the votes cast by our stockholders entitled to vote in order to obtain stockholder approval of amendments to the restated certificate of incorporation, mergers, consolidations and sales or leases of substantially all of our assets. Currently, Delaware law generally requires the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon. Notwithstanding the foregoing, the restated certificate of incorporation further provides that the affirmative vote of at least 80 percent of the votes entitled to be cast by the holders of all the then outstanding shares of stock of Fortune Brands, Inc. entitled to be voted generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of, or the adoption of provisions inconsistent with, the above-described provisions of the restated certificate of incorporation relating to classification and stockholder nomination of directors unless such amendment, repeal or adoption has been approved by three-fourths of the directors then in office.

The by-laws require that the annual meeting of our stockholders for the election of directors and other proper business be held at such place as may from time to time be designated by the directors on the last Tuesday of April or on such other day as the directors may designate. The by-laws further provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President or the directors, by resolution adopted by a majority of the entire board of directors. In addition, the restated certificate of incorporation provides that any action to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. The by-laws require that, except as otherwise provided by law, at least ten days’ prior notice of each annual or special meeting shall be given by written notice signed by the Secretary or an Assistant Secretary and mailed to each stockholder of record entitled to vote. The by-laws also provide a procedure requiring that advance written notice be given to us of the proposal by stockholders of business other than the nomination of directors and then only such business as is stated in a notice of a special meeting shall be transacted at such meeting.

Certain of the provisions described under this section entitled “Description of Capital Stock”, including the right to issue additional shares of preferred stock, could have the effect of discouraging transactions that might lead to a change in control of Fortune Brands, Inc.

DESCRIPTION OF DEBT WARRANTS

The following summarizes the terms of debt warrants we may issue. We will issue the debt warrants under a debt warrant agreement that we will enter into with a bank or trust company, as debt warrant agent, that we select at the time of issue.

Determination of Terms

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any debt securities we offer by any prospectus supplement. An applicable prospectus supplement or other offering material will describe the particular terms of the debt warrants it covers.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in an applicable prospectus supplement or other offering material. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, an applicable prospectus supplement or other offering material will describe the particular terms of the stock warrants it covers.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise Of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of common stock or preferred stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of Fortune Brands common stock or preferred stock.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER DEBT WARRANTS

Except as may otherwise be provided in an applicable prospectus supplement or other offering material, in compliance with U.S. federal tax laws and regulations:

•	debt securities that are bearer securities, including debt securities in global form, may not be offered or sold during the restricted period, as defined under “Description of Debt Securities—Form, Denominations, Exchange and Transfer”, to persons within the U.S. or its possessions or to U.S. persons,

•	bearer securities sold during the restricted period may not be delivered within the U.S. or its possessions, and

•	bearer warrants may not be offered, sold or delivered to persons within the U.S. or to U.S. persons at any time, except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the U.S. Treasury regulations.

Any underwriters, agents and dealers participating in the offering of bearer securities or bearer warrants must agree that, except to the extent permitted under the applicable Treasury regulations, they will not offer or sell bearer securities to persons within the U.S. or to U.S. persons during the restricted period, will not deliver within the U.S. bearer securities sold during the restricted period, and will not offer, sell or deliver bearer warrants to persons within the U.S. or to U.S. persons at any time. In addition, any underwriters, agents and dealers must have in effect procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer warrants are aware that bearer securities and bearer warrants cannot be offered or sold, during the applicable period, to persons within the U.S. or its possessions or to U.S. persons.

Bearer securities, other than temporary global debt securities, will be delivered in definitive form only upon certification, as provided in the applicable Treasury regulations, that the beneficial owners thereof are not U.S. persons, or other certification as to ownership permissible under the applicable Treasury regulations. Bearer securities, other than temporary global debt securities, and any related coupons will bear a legend substantially to the following effect: “Any U.S. person who holds this obligation will be subject to limitations under the U.S. income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the U.S. Internal Revenue Code”. The sections referred to in such legend provide that a U.S. person, other than a U.S. financial institution described above or U.S. person holding through such a financial institution, who holds a bearer security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such bearer security and any gain, which might otherwise be characterized as capital gain, recognized on such sale, exchange or redemption will be treated as ordinary income.

As used herein, “U.S. person” means a citizen, national or resident of the U.S., a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, or an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices. These prices may be changed from time to time and may be set:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in an applicable prospectus supplement or other offering material.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions under the Securities Act. An applicable prospectus supplement or other offering material will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments made by the underwriters, dealers or agents as a result of those civil liabilities.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

If indicated in an applicable prospectus supplement or other offering material, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in an applicable prospectus supplement or other offering material under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in an applicable prospectus supplement or other offering material, and an applicable prospectus supplement or other offering material will set forth the commission payable for solicitation of the contracts.

All securities we offer other than common stock will be new issues of securities with no established trading market. Underwriters may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

INDEMNIFICATION

Our bylaws include provisions authorizing Fortune Brands to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Fortune Brands pursuant to such provisions, Fortune Brands has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL OPINION

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Winston & Strawn LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Fortune Brands, Inc., except as they relate to Fulham Acquisition Corp., and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Fortune Brands, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Combined Statements of Net Assets to be Sold of the Allied/Fortune Assets as of July 25, 2005 and August 31, 2004 and the related Combined Statements of Revenues and Direct Expenses for the ten months and 25-day period ended July 25, 2005 and for each of the years in the two-year period ended August 31, 2004 incorporated in this prospectus by reference to Fortune Brands, Inc.’s Form 8-K/A dated October 12, 2005 have been so incorporated in reliance on the report of KPMG Audit PLC, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Fulham Acquisition Corp. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from July 26, 2005 to December 31, 2005 incorporated in this prospectus by reference to Fortune Brands, Inc.’s Form 10-K dated for the year ended December 31, 2005 have been so incorporated in reliance on the report of KPMG Audit PLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC’s File No. 1-9076. You can read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 9, 2006;

•	Current Reports on Form 8-K or amendments thereto filed on January 11, January 17, February 2, February 6, February 10, March 2, 2006, April 28, 2006 and May 5, 2006;

•	Current Reports on Form 8-K/A filed on October 12, 2005, February 22, 2006 and April 7, 2006; and

•	The description of our common stock, par value $3.125 per share, and preferred stock, without par value, set forth under the headings “Description of Fortune Brands Capital Stock” and “Comparative Rights of Shareholders” on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

FORTUNE BRANDS, INC.

Office of the Secretary

520 Lake Cook Road

Deerfield, Illinois 60015

(Telephone number (847) 484-4400)

We have filed with the SEC a registration statement to register the debt securities, common stock, preferred stock and warrants to purchase such securities under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

You should rely only on the information incorporated by reference or provided in this prospectus or an applicable prospectus supplement or other offering material. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or an applicable prospectus supplement or other offering material is accurate as of any date other than the date on the front of the document.

FORTUNE BRANDS, INC.

INTRODUCTION TO THE UNAUDITED

PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma statement of income presents the unaudited pro forma combined statement of income of Fortune Brands, Inc. (“Fortune Brands” or the “Company”) for the year ended December 31, 2005, to give effect to the acquisition of certain “acquired businesses” and the issuance of new long-term debt in each case as if the acquisition and legal transfer of the acquired businesses and issuance of new long-term debt occurred as of January 1, 2005. The acquired businesses are more than 25 spirits and wine brands and distribution assets described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The actual legal transfer of the acquired businesses occurred in a series of transactions during the six-month period commencing on July 26, 2005 and ending January 27, 2006.

The historical financial information of Fortune Brands set forth below has been derived from the historical consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2005. This information is based on historical results of operations and is adjusted as described above and in the notes.

Historical results for the acquired businesses include pre-acquisition one-time and unusual charges, such as adjustments to compensation expense for changes in the fair value of the stock of Allied Domecq PLC (the prior owner of the acquired businesses), as well as allocations of selling and marketing and general and administrative expenses that are not representative of expenses on an ongoing basis. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. In the opinion of management, all adjustments required to fairly present the unaudited interim pro forma financial information have been made. The adjustments are directly attributable to the transactions and are expected to have a continuing impact on the results of operations of Fortune Brands.

The unaudited pro forma financial information presented does not purport to represent what the results of operations of Fortune Brands would actually have been had the acquisition occurred January 1, 2005 or to project the results of operations of Fortune Brands for any future periods.

The Company expects to incur restructuring charges as a result of the acquisition. Additional restructuring costs will be recorded when factually supportable information is available in order to estimated these costs. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined business of Fortune Brands and the acquired businesses.

The unaudited pro forma consolidated statement of income should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of Fortune Brands included in the Annual Report on Form 10-K for the year ended December 31, 2005.

FORTUNE BRANDS, INC.

Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2005

(In millions, except per share amounts)

	Fortune Brands for the Year Ended December 31, 2005 (1)	Acquired Businesses for the Six Months and 25 Days Ended July 25, 2005 (a)	Incremental Acquired Businesses for the Five Months and 6 Days Ended December 31, 2005 (b) (2)	Acquired Businesses Pro Forma Adjustments
				Purchase Accounting	Financing		Pro Forma Combined
Net sales	$7,061.2	$796.5	$189.7	$(302.5)	$—	(c)	$7,744.9
Cost of products sold	3,843.0	255.6	3.5	4.2	—	(d)	4,106.3
Excise taxes on spirits and wine	326.5	186.0	115.6	(302.5)	—	(c)	325.6
Advertising, selling, general and administrative expenses	1,694.4	222.5	4.5	1.6	—	(e)	1,923.0
Amortization of intangibles	33.4	—	—	6.7	—	(f)	40.1
Restructuring charges	—	5.3	—	—	—		5.3

Operating income	1,163.9	127.1	66.1	(12.5)	—		1,344.6
Interest expense	158.9	—	—	—	117.2 2.3	(g) (h)	278.4
Other (income) expense, net	78.9	—	2.1	—	—		81.0

Income before income taxes and minority interests	926.1	127.1	64.0	(12.5)	(119.5)		985.2
Income taxes	324.5	—	66.1	19.1	(41.8	)(i)	367.9
Minority interests	20.0	—	(2.1)	—	—		17.9

Net income/Excess of revenues over direct expenses from continuing operations (excluding discontinued operations)	$581.6	$127.1	$—	$(31.6)	$(77.7)		$599.4

Earnings per common share
Basic	$3.99						$4.11
Diluted	$3.87						$3.98
Average number of common shares outstanding
Basic	145.6						145.6
Diluted	150.5						150.5

(1)	Includes five months and 6 days of results of the spirits and wine acquired businesses and excludes discontinued operations.
(2)	Represents the accounting difference between full consolidation as if the acquired businesses were legally transferred as of the date of acquisition and accounting under FIN 46R. Also see Pro Forma Statement of Income note b.

PRO FORMA STATEMENT OF INCOME ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 2005

(a)	The reporting currency of acquired businesses is the pound sterling. The historical combined statements of revenues and direct expenses of the acquired businesses for the six months and 25 days ended July 25, 2005 were translated into U.S. dollars at the average exchange rate for the related period of 1.8396 U.S. dollars to one pound sterling.

(b)	Financial reporting for the period ended December 31, 2005 was in accordance with Financial Accounting Standards Board Interpretation No. 46(R), (FIN 46R), “Consolidation of Variable Interest Entities.” Many of the acquired businesses were assets commingled in entities that own other assets which were not acquired by Fortune Brands and were acquired by Pernod Ricard S.A. Determination of the fair values of the acquired assets under FIN 46R required management to make estimates and assumptions related to the commingled interests that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results for future periods could differ from those estimates. In accordance with FIN 46R, some of these entities were consolidated and we recognized minority interest for any Pernod Ricard assets at estimated fair values, and other of these entities were not consolidated and were accounted for as an investment using the cost method. Because the pro forma information must be reported as if the acquired businesses were transferred to Fortune Brands as of January 1, 2005, the information in this column adjusts reported financial information to a basis as if all of the Fortune interests in the acquired businesses were consolidated as of January 1, 2005.

(c)	Reduction in excise taxes to exclude duties paid in countries other than the U.S. to align reported acquired businesses with the Company’s reported U.S. federal excise taxes.

(d)	Represents depreciation expense resulting from the fair value adjustment to fixed assets acquired based on the estimated useful lives, which is an average of 15 years. Depreciation of the fair value adjustment is amortized over a period of 10 to 40 years based on the estimated remaining useful life of the assets. It excludes any adjustment to the acquisition-related fair value step-up of inventory due to the non-recurring nature of this expense.

(e)	Represents the incremental pension cost to adjust pension expense from a cash contribution basis to an actuarial basis.

(f)	Represents amortization expense of finite-lived intangible assets recorded as a result of the acquisition. Pro forma amortization expense was based on straight-line amortization over the estimated weighted average useful life of 29.8 years for tradenames and 2 years for customer relationships.

(g)	Represents increased interest expense based on the following pro forma amounts of debt giving effect to the financing contemplated in connection with the acquisition as if the financing was outstanding during the entire period shown. The acquisition was initially financed with short-term borrowings under bank credit agreements and sales of commercial paper. In January 2006, the Company issued dollar- and euro-denominated long-term debt securities of $2 billion and €800 million (approximately $1 billion) with maturities ranging from 3 years to 30 years. A portion of the new long-term debt may be denominated in other currencies. As a result of the acquisition, the debt structure as of the date of this report, is:

(in millions)
Fixed rate debt	$3,000.0
Commercial paper	1,815.2

Total borrowings (excluding Larios)	$4,815.2

The weighted average interest rate on the fixed rate debt is 4.86%. The pro forma interest rate on commercial paper was determined based on the actual Fortune Brands interest rate during 2005, adjusted for the credit rating subsequent to the acquisition.

A change in the interest rate of one-fourth of one percent would affect interest expense, net of taxes, for the year ended December 31, 2005 as follows:

(in millions)
Fixed rate debt	$4.9
Commercial paper	2.9

Total	$7.8

(h)	Represents amortization of estimated deferred debt issuance costs ($16.1 million) using the effective interest method over the life of the related debt (maturities range from 3 to 30 years).

(i)	Represents the estimated tax effect on the excess of revenues over direct expenses of the acquired businesses and other pro forma adjustments at a worldwide blended statutory rate.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by Fortune Brands.

Securities and Exchange Commission Registration Fee	$		*
Legal Fees and Expenses		250,000
Accountants’ Fees and Expenses		150,000
Transfer Agent and Trustee’s Fees and Expenses		250,000
Printing Expenses		150,000
Miscellaneous		25,000

Total		$825,000

*	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware provides in part as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors or officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to ‘the corporation’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to ‘other enterprises’ shall include employee benefit plans; references to ‘fines’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘serving at the request of the corporation’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘not opposed to the best interests of the corporation’ as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorney’s fees).”

Article XIII of Registrant’s by-laws provides as follows:

“Section 1. (A) Each person (an ‘indemnitee’) who was or is made or threatened to be made a party to or was or is involved (as a witness or otherwise) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ‘proceeding’), by reason of the fact that he or she or a person of whom he or she is the legal representative was or is a director, officer or employee of the Company or was or is serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding was or is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees and retainers therefor, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 3 of this Article XIII with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

(B) The right to indemnification conferred in this Article XIII is and shall be a contract right. The right to indemnification conferred in this Article XIII shall include the right to be paid by the Company the expenses (including attorneys’ fees and retainers therefor) reasonably incurred in connection with any such proceeding in advance of its final disposition, such advances to be paid by the Company within 20 days after the receipt by the Company of a statement or statements from the indemnitee requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article XIII or otherwise.

“Section 2. (A) To obtain indemnification under this Article XIII, an indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the indemnitee and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Upon written request by an indemnitee for indemnification pursuant to the first sentence of this Section 2(A), a determination, if required by applicable law, with respect to the indemnitee’s entitlement thereto shall be made as follows: (1) if requested by the indemnitee, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the indemnitee for a determination by Independent Counsel,

(a) by the board of directors by a majority vote of a quorum consisting of Disinterested directors (as hereinafter defined), or (b) if a quorum of the board of directors consisting of Disinterested directors is not obtainable or, even if obtainable, such quorum of Disinterested directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the indemnitee, or (c) by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the indemnitee, the Independent Counsel shall be selected by the indemnitee unless the indemnitee shall request that such selection be made by the board of directors, in which event the Independent Counsel shall be selected by the board of directors. If it is so determined that the indemnitee is entitled to indemnification, payment to the indemnitee shall be made within 10 days after such determination.

(B) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that the indemnitee is entitled to indemnification under this Article XIII, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

“Section 3. (A) If a claim under Section 1 of this Article XIII is not paid in full by the Company within 30 days after a written claim pursuant to Section 2(A) of this Article XIII has been received by the Company, or if an advance is not made within 20 days after a request therefor pursuant to Section 1(B) of this Article XIII has been received by the Company, the indemnitee may at any time thereafter bring suit (or, at the indemnitee’s option, an arbitration proceeding before a single arbitrator pursuant to the rules of the American Arbitration Association) against the Company to recover the unpaid amount of the claim or the advance and, if successful in whole or in part, the indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such suit or proceeding (other than a suit or proceeding brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the indemnitee has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the indemnitee for the amount claimed or that such indemnification otherwise is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Company.

(B) Neither the failure of the Company (including its board of directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its board of directors, Independent Counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct.

(C) If a determination shall have been made pursuant to Section 2(A) of this Article XIII that the indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to paragraph (A) of this Section 3.

(D) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to paragraph (A) of this Section 3 that the procedures and presumptions of this Article XIII are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article XIII.

“Section 4. The right to indemnification and the payment of expenses incurred in connection with a proceeding in advance of its final disposition conferred in this Article XIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of stockholders or Disinterested directors or otherwise.

“Section 5. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Company maintains any policy or policies providing such insurance, each such director, officer or employee, and each such agent to which rights to indemnification have been granted as provided in Section 6 of this Article XIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

“Section 6. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in connection with any proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of this Article XIII with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

“Section 7. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (A) the validity, legality and enforceability of the remaining provisions of this Article XIII (including without limitation, each portion of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, each portion of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

“Section 8. For purposes of this Article XIII:

(A) ’Disinterested director’ means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the indemnitee.

(B) ’Independent Counsel’ means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (1) the Company or the indemnitee in any matter material to either such party, or (2) any other party to the matter giving rise to a claim for indemnification. Notwithstanding the foregoing, the term ‘Independent Counsel’ shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the indemnitee in an action to determine the indemnitee’s rights under this Article XIII.

“Section 9. Any notice, request or other communication required or permitted to be given to the Company under this Article XIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Company and shall be effective only upon receipt by the Secretary.”

Registrant has procured insurance protecting it under its obligation to indemnify officers and directors against certain types of liabilities (including certain liabilities under the Securities Act of 1933) that may be incurred by them in the performance of their duties and affording protection to such officers and directors in certain areas to which the corporate indemnity does not extend, all within specified limits and subject to specified deductions.

In addition, Registrant and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which Registrant or such persons may be required to make in respect thereof.

Item 16.	List of Exhibits.

*1a1	Form of proposed Underwriting Agreement for Debt Securities and Debt Warrants.

*1a2	Form of proposed Underwriting Agreement for Common Stock.

*1a3	Form of proposed Underwriting Agreement for Preferred Stock.

*1a4	Form of proposed Underwriting Agreement for Common Stock Warrants.

*1a5	Form of proposed Underwriting Agreement for Preferred Stock Warrants.

4a1	Indenture, dated as of April 15, 1999, between Registrant and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee is incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated December 10, 1999.

4b1	Restated Certificate of Incorporation of Registrant is incorporated herein by reference to Exhibit 3(i) to the Annual Report on Form 10-K of Registrant for the fiscal year ended December 31, 1998.

4c1	By-laws of Registrant, as amended, are incorporated herein by reference to Exhibit 3(ii)b to the Registrant’s Quarterly Report on Form 10-Q dated November 12, 2003.

*4d1	Forms of Debt Securities.

*4e1	Form of Debt Warrant Agreement, including forms of Debt Warrant Certificates.

*4e2	Form of Common Stock Warrant Agreement, including Warrant Certificate for Common Stock.

*4e3	Form of Preferred Stock Warrant Agreement, including Warrant Certificate for Preferred Stock.

*4f	Certificate of Designation of Preferred Stock.

5	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.

12	Statement re: Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm.

23.2	Consent of KPMG, LLP, independent registered accounting firm.

23.3	Consent of Winston & Strawn LLP is contained in their opinion filed as Exhibit 5 to this registration statement.

24	Power of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant (included on the signature pages hereto).

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, the Trustee under the Indenture constituting Exhibit 4a1 hereto.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.

Item 17.	Undertakings.

(a) The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the Registration Statement is on Form S–3 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of an Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield, Illinois, on this 12th day of May, 2006.

FORTUNE BRANDS, INC. (The Company)

By:	/s/ Mark A. Roche
Mark A. Roche Senior Vice President, General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark A. Roche and Lauren S. Tashma and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on May 12, 2006.

Signature	Title

/s/ Norman H. Wesley	Chairman of the Board and Chief Executive Officer (principal executive officer)
(Norman H. Wesley)

/s/ Craig P. Omtvedt	Senior Vice President and Chief Financial Officer (principal financial officer)
(Craig P. Omtvedt)

/s/ Nadine A. Heidrich	Vice President and Corporate Controller (principal accounting officer)
(Nadine A. Heidrich)

/s/ Patricia O. Ewers	Director
(Patricia O. Ewers)

/s/ Pierre E. Leroy	Director
(Pierre E. Leroy)

/s/ Gordon R. Lohman	Director
(Gordon R. Lohman)

/s/ A.D. David Mackay	Director
(A.D. David Mackay)

/s/ Eugene A. Renna	Director
(Eugene A. Renna)

/s/ J. Christopher Reyes	Director
(J. Christopher Reyes)

/s/ Anne M. Tatlock	Director
(Anne M. Tatlock)

/s/ David M. Thomas	Director
(David M. Thomas)

/s/ Peter M. Wilson	Director
(Peter M. Wilson)

EXHIBIT INDEX

*1a1	Form of proposed Underwriting Agreement for Debt Securities and Debt Warrants.

*1a2	Form of proposed Underwriting Agreement for Common Stock.

*1a3	Form of proposed Underwriting Agreement for Preferred Stock.

*1a4	Form of proposed Underwriting Agreement for Common Stock Warrants.

*1a5	Form of proposed Underwriting Agreement for Preferred Stock Warrants.

4a1	Indenture, dated as of April 15, 1999, between Registrant and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee is incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated December 10, 1999.

4b1	Restated Certificate of Incorporation of Registrant is incorporated herein by reference to Exhibit 3(i) to the Annual Report on Form 10-K of Registrant for the fiscal year ended December 31, 1998.

4c1	By-laws of Registrant, as amended, are incorporated herein by reference to Exhibit 3(ii)b to the Registrant’s Quarterly Report on Form 10-Q dated November 12, 2003.

*4d1	Forms of Debt Securities.

*4e1	Form of Debt Warrant Agreement, including forms of Debt Warrant Certificates.

*4e2	Form of Common Stock Warrant Agreement, including Warrant Certificate for Common Stock.

*4e3	Form of Preferred Stock Warrant Agreement, including Warrant Certificate for Preferred Stock.

*4f	Certificate of Designation of Preferred Stock.

5	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.

12	Statement re: Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm.

23.2	Consent of KPMG, LLP, independent registered accounting firm.

23.3	Consent of Winston & Strawn LLP is contained in their opinion filed as Exhibit 5 to this registration statement.

24	Power of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant (included on the signature pages hereto).

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, the Trustee under the Indenture constituting Exhibit 4a1 hereto.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.